Exhibit 99.1

[VGX Pharmaceuticals’ LOGO]

VGX Pharmaceuticals’ Oral Anti-Inflammatory Drug

Safe in Phase I Study

Multiple ascending dose study finds VGX™-1027 safe, well-tolerated, and orally bio-available

Blue Bell, PA - March 26, 2009 -

VGX Pharmaceuticals, a biopharmaceutical company that is developing vaccines and therapeutics for infectious diseases, cancer and inflammatory diseases, announced today the completion of a Phase I multiple ascending dose (MAD) study that demonstrated that its lead oral anti-inflammatory compound, VGX™-1027, was generally safe and well tolerated.  The orally delivered drug achieved significant and sustained plasma levels after multiple doses in healthy volunteers, demonstrating favorable pharmacokinetics.  The study enrolled 40 healthy volunteers in four groups to receive the drug orally at daily dose levels spanning 40-400 mg over multiple days.

VGX™-1027 is an orally active, small molecule compound that has shown preclinical efficacy in animal models against various inflammatory diseases including rheumatoid arthritis (RA), Type 1 diabetes (T1D), colitis, and uveitis.  It is the first of a new class of immune modulators that inhibits the production of several pro-inflammatory cytokines responsible for the damaging effects of inflammatory diseases. Preclinical studies have shown that VGX™-1027 is effective in inhibiting these cytokines in cell cultures.  Its mechanism of action includes the inhibition of NF-kB and the early transient inhibition of P38 MAP kinase signaling pathways.

Several blockbuster therapeutic agents, primarily biologics, dominate the multi-billion dollar RA drug market. However, these agents require parenteral (such as intravenous) delivery. There are fewer treatment options available for patients with colitis. VGX™-1027 is being investigated as an oral drug.

“We are enthusiastic about the pre-clinical efficacy, clinical safety and pharmacokinetic profile of this drug candidate.  Its novel mechanism of action and oral bioavailability are key differentiators for the inflammatory disease market,” stated Dr. J. Joseph Kim, President and Chief Executive Officer.  “VGX looks forward to initiating follow on Phase II studies for VGX™-1027.”

Inflammatory diseases including RA, T1D, psoriasis, and colitis represent major medical problems. In the U.S. alone, over 2.7 million people suffer from RA.  An additional 1 million Americans suffer from T1D and colitis, which is fatal if untreated.

VGX Pharmaceuticals is jointly developing VGX™-1027 with its affiliate, VGX International.

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About VGX International

VGX International, a publicly-traded global biopharmaceutical company listed on the Korean Stock Exchange, is headquartered in Seoul, Korea. The Company is dedicated to providing the most advanced cGMP solutions and supplying high-end biopharmaceutical products to clients worldwide, and to developing new drug and vaccine candidates. VGX International is currently co-developing VGX™-1027 for Type 1 diabetes and VGX™-3400 for avian influenza with its affiliate, VGX Pharmaceuticals. The Company has a CMO unit in The Woodlands, Texas and is in the process of expanding its capacity with the construction of a new manufacturing facility in Korea. More information about VGX International can be found at www.vgxi.com.

About VGX Pharmaceuticals

VGX Pharmaceuticals is a biopharmaceutical company with DNA vaccines and small molecule product candidates for the treatment of infectious diseases, cancer, and inflammatory diseases. VGX’s clinical development programs include PENNVAX™-B for HIV infection, which is in two separate Phase I clinical trials, as well as VGX™-1027 for inflammatory diseases and VGX™-3100, a DNA therapeutic vaccine for cervical cancer, both of which are in Phase I clinical trials. In addition, VGX has filed INDs for VGX™-3200, a novel DNA therapy that utilizes GHRH for the treatment of cancer cachexia and anemia and for VGX™-3400, a DNA preventative vaccine for avian influenza. VGX has established a vertically-integrated DNA Vaccines and Therapies Platform with extensive capabilities including SynCon™ DNA-based product candidates, the CELLECTRA® electroporation delivery device, and access to efficient cGMP plasmid manufacturing. Vertical control over key aspects of product development has enabled VGX to consistently develop multiple product candidates, from bench-to-IND filing, within one year. The product candidates and technology programs are protected by the VGX’s extensive global intellectual property portfolio. The Company has entered into a definitive merger agreement with Inovio Biomedical Corporation (INO: NYSE Alternext). More information about VGX can be found at www.vgxp.com.

Company Contact:

Kevin W. Rassas
Senior Vice-President
Tel. 267.440.4208
Fax 267.440.4242

E-mail: Rassas@vgxp.com
www.vgxp.com